EXHIBIT 33.1
Report on Assessment of Compliance with Applicable Regulation AB Servicing Criteria
1.	Ford Motor Credit Company LLC (“Ford Credit”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2009 (the “Reporting Period”), including all servicing criteria except for inapplicable servicing criteria identified in paragraph 4 below and the portions of servicing criteria covered by a separate assessment and identified in Appendix A to this report. The transactions covered by this report include asset-backed securities transactions involving automotive dealer floorplan finance receivables completed on or after January 1, 2006 and registered with the Securities Exchange Commission for which Ford Credit acted as servicer (the “Platform”).

2.	Ford Credit has engaged vendors that are not servicers as defined in Item 1101(j) of Regulation AB to perform specific, limited or scripted activities with respect to the servicing criteria applicable to such vendors’ activities as set forth in Appendix A to this report. Ford Credit has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to each vendor. Ford Credit has policies and procedures in place to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria or portion of the servicing criteria applicable to each vendor.

3.	Except as set forth in paragraph 4 below, Ford Credit used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria.

4.	The servicing criteria in Items 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(i)(D), 1122(d)(3)(iii), 1122(d),(4)(x) through (xiii) and 1122(d)(4)(xv) are inapplicable to Ford Credit based on the activities it performs, directly or through the indenture trustee, with respect to the Platform.

5.	Ford Credit has complied, in all material respects, with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole.

6.	Ford Credit has not identified and is not aware of any material instance of noncompliance by the vendors with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole.

7.	Ford Credit has not identified any material deficiency in its policies and procedures to monitor the compliance by the vendors with the applicable servicing criteria as of December 31, 2009 and for the Reporting Period with respect to the Platform taken as a whole.

8.	PricewaterhouseCoopers LLP, a registered public accounting firm, has issued an attestation report on Ford Credit’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 24, 2010	Ford Motor Credit Company LLC
	By:	/s/ Michael L. Seneski
Michael L. Seneski
Vice President and Assistant Treasurer

APPENDIX A
Shared Servicing Criteria

Performed by
Vendor(s) for which
		Performed Directly	Ford Credit is the	Performed by Indenture
Reference	Criteria	by Ford Credit	Responsible Party	Trustee
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements	Paying to indenture trustee		Depositing to custodial bank accounts

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel	Paying to indenture trustee		Disbursing to investors

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements	Providing indenture trustee instructions for opening accounts for the transaction		Establishing and maintaining accounts for the transaction

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	Providing indenture trustee instructions for making investor distributions		Remitting to investors

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	Preparing investor reports		Reconciling remittances to investors

Performed by
Vendor(s) for which
		Performed Directly	Ford Credit is the	Performed by
Reference	Criteria	by Ford Credit	Responsible Party	Indenture Trustee
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool assets	Maintaining security on financed vehicles	Perform on site inventory audits of financed vehicles and related title documents

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	Safeguarding of documents relating to, evidencing and/or securing a receivable	Perform on site inventory audits of financed vehicles and related title documents

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